As filed with the Securities and Exchange Commission on March 30, 2009. Registration No. 333-156618

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-3

PRE-EFFECTIVE AMENDMENT NO. 2 TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________

SUN COMMUNITIES, INC.

(Exact name of registrant as specified in its governing instrument)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	38-2730780 (I.R.S. Employer Identification No.)

___________

Gary A. Shiffman

Chief Executive Officer

27777 Franklin Road

Suite 200

Southfield, Michigan 48034

(248) 208-2500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_______________

Copies of all correspondence to:

Lee B. Kellert, Esq.

Jennifer M. Oertel, Esq.

Jaffe, Raitt, Heuer & Weiss, P.C.

27777 Franklin Road

Suite 2500

Southfield, Michigan 48034

(248) 351-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. _____

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ____

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ____

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer or a small reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer [ ]	Accelerated filer [ X ]	Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(1)
Common Stock, $.01 par value (2)	637,135	$13.64; $10.64; $11.78	$8,612,221.40	$345.61 (3)

(1)

A filing fee in the amount of $321.44 was previously paid for the registration of 599,635 shares, for a proposed maximum aggregate offering price of $8,179,021.40, calculated based upon the average of the high and low prices reported on the New York Stock Exchange on January 5, 2009. An additional 7,500 shares were added by Pre-Effective Amendment Number 1, for a proposed maximum aggregate offering price of $79,800, with an additional registration fee of $4.45, in each case, calculated based upon the average of the high and low prices reported on the New York Stock Exchange on March 13, 2009. An additional 30,000 shares are added by this Pre-Effective Amendment Number 2, for a proposed maximum aggregate offering price of $353,400, with an additional registration fee of $19.72 owed, in each case, calculated based upon the average of the high and low prices reported on the New York Stock Exchange on March 25, 2009. All are estimated solely for purposes of determining the registration fee pursuant to Rule 457(c).

(2)

Includes rights to purchase Junior Participating Preferred Stock of the Company (the “Rights”). Since no separate consideration is paid for the Rights, the registration fee therefore is included in the fee for the Common Stock.

(3)	$325.89 was previously paid. See (1) above.

________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 (the “Securities Act”) or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this Prospectus is not completed and may change. The selling stockholders may not sell these securities until the registration statement we filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Prospectus dated March 30, 2009

PROSPECTUS

637,135 Shares

SUN COMMUNITIES, INC.

COMMON STOCK

This prospectus covers the sale of up to 637,135 shares of Sun Communities, Inc. common stock by the selling stockholders. The prices at which the selling stockholders may sell the shares will be determined by prevailing market rates or through privately-negotiated transactions. We will not receive any proceeds from the sale of the shares by the stockholders.

The shares of our common stock offered under this prospectus are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution”. We do not know when or in what amount the selling stockholders may offer the shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus.

The common stock is listed on the New York Stock Exchange under the symbol “SUI.” The last reported sale price of the common stock as reported on the New York Stock Exchange on March 26, 2009, was $12.57 per share.

YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 5 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES.

__________________________________

Neither the Securities and Exchange Commission

nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy

of this prospectus. Any representation to the contrary is a criminal offense.

__________________________________

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any

representation to the contrary is unlawful.

The date of this Prospectus is March 30, 2009

Explanatory Note

We are filing this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-156618) for the purpose of updating the cover page of the prospectus, the Selling Stockholders table and the back page of the prospectus.

Selling Stockholders

The Selling Stockholders may use this prospectus for the resale of shares of Common Stock being registered by this prospectus, although no Selling Stockholder is obligated to sell any such shares. Each of the Selling Stockholders is a holder of Common OP Units and/or shares of Common Stock. We are the sole general partner of the Operating Partnership. Under the terms of the Operating Partnership’s Second Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”), the Common OP Units may be exchanged for shares of Common Stock. As of the date of this prospectus, the exchange ratio is one share for each Common OP Unit exchanged, but such exchange ratio is subject to adjustment in certain events pursuant to anti-dilution provisions contained in the Partnership Agreement. The Common Stock offered by this prospectus has been or will be issued to the Selling Stockholders in exchange for Common OP Units held by the Selling Stockholders (the “Shares”). The Selling Stockholders are not required to exchange Common OP Units to Common Stock. Clunet Lewis and Arthur Weiss are Directors of the Company, Jonathan Colman is an officer of the Company, and Lois T. Shiffman Revocable Trust, GAS-Sun LLC, Gail Shiffman Hennes, and Audrey Shiffman are affiliates of Gary Shiffman, our Chief Executive Officer.

The following table sets forth certain information regarding the Selling Stockholders and the shares of Common Stock beneficially owned by each of them as of March 27, 2009:

	Shares of Common Stock Beneficially Owned Prior to the	Number of Shares	Shares Beneficially Owned After Completion of the Offering (2)
Selling Stockholder	Offering (1)	Being Offered	Number	Percent(3)
Water Oak, Ltd.	119,399	119,286	113	*
Gary A. Shiffman, Chief Executive Officer	2,009,296 (4)	136,617	1,872,679	10.12%
Clunet R. and Kathleen Lewis, JTWROS	51,000(5)	20,000	31,000	*
Arthur Weiss	654,573(6)	6,938	647,635	3.50%
Lois T. Shiffman Revocable Trust	202,300	170,000	32,300	*
GAS-Sun LLC	141,794	141,794	0	*
Gail Shiffman Hennes	17,500	17,500	0	*
Audrey Shiffman	17,500	17,500	0	*
Jonathan Colman	35,838	7,500	28,338	*
TOTAL	3,249,200	637,135	2,612,065	14.11%

(1)

The number set forth in this column is the number of shares of Common Stock held by each such Selling Stockholder and/or the number of shares of Common Stock that would be received upon an exchange of Common OP Units held by each such Selling Stockholder.

(2)	Assumes that all shares of Common Stock being offered and registered hereunder are sold, although no Selling Stockholder is obligated to sell any such shares.
(3)	Based upon 18,511,235 shares of Common Stock outstanding as of December 31, 2008.
(4)

Includes 579,222 Common OP Units convertible into shares of Common Stock; 25,000 Common OP Units of which Mr. Shiffman has only beneficial ownership, but not record ownership; 50,000 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of the date hereof; 453,841 shares of Common Stock owned by certain limited liability companies of which Mr. Shiffman is a member and a manager. Mr. Shiffman disclaims beneficial ownership of 3,000 Common OP Units convertible into shares of Common Stock and 2,300 shares of Common Stock held by other family members because he does not have a pecuniary interest therein.

(5)

Includes 20,000 Common UP Units convertible into shares of Common Stock and options exercisable to acquire 7,500 shares of Common Stock. Also includes 5,000 shares of Common Stock owned by Mr. Lewis’ wife. Mr. Lewis disclaims beneficial ownership of such shares.

(6)

Includes 6,938 Common OP Units convertible into shares of Common Stock and 14,500 shares of Common Stock which may be acquired pursuant to exercisable options. Also, includes: (a) 453,841 shares of Common Stock and 141,794 Common OP Units owned by certain limited liability companies of which Mr. Weiss is a manager, (c) 25,000 shares of Common Stock held by the 1997 Shiffman Charitable Remainder Unitrust for which Mr. Weiss is a Co-Trustee, and (d) a beneficial interest only in 10,000 Common OP Units. Mr. Weiss does not have a pecuniary interest in any of the 1997 Shiffman Charitable Remainder Unitrust or the limited liability companies described above and, accordingly, Mr. Weiss disclaims beneficial ownership of the 453,841 shares of Common Stock and the 141,794 Common OP Units held by the limited liability companies described above and the 25,000 shares of Common Stock held by the 1997 Shiffman Charitable Remainder Unitrust.

*	Less than one percent (1%).

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof.

Table of Contents

Prospectus

Page

About This Prospectus                                                         3

Where You Can Find More Information                           3

Forward-Looking Statements                                             5

Risk Factors                                                                          5

Federal Income Tax Considerations and

Consequences of Your Investment                                  13

Use of Proceeds                                                                   27

Plan of Distribution                                                            27

Legal Matters                                                                     28

Experts                                                                                 28

637,135 Shares Sun Communities, Inc. Common Stock ______________ Prospectus ______________

March 30, 2009

Part II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$345.61
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	35,000.00
Total	$ 55,345.61

Item 15.	Indemnification of Directors and Officers

The Company’s charter authorizes the Company to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Company’s bylaws obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the Company in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that: (i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law.

The partnership agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its respective partners to the same extent the liability of the officers and directors of the Company to the Company and its stockholders is limited under the Company’s charter.

Item 16.	Exhibits

The exhibits to the Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated by reference.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table set forth in this registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 30, 2009.

SUN COMMUNITIES, INC.,
a Maryland corporation

By: /s/ Karen J. Dearing

Karen J. Dearing, Chief Financial Officer, Secretary

and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Sun Communities, Inc. hereby constitutes and appoints Gary A. Shiffman and Karen J. Dearing, or either of them, such undersigned’s attorneys-in-fact and agents, with full power of substitution and resubstitution for the undersigned in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Gary A. Shiffman Gary A. Shiffman	Chief Executive Officer and Chairman of the Board of Directors	March 30, 2009
*_____________________ Karen J. Dearing	Executive Vice President, Treasurer, Chief Financial Officer, Secretary and Principal Accounting Officer	March 30, 2009
*_____________________ Paul D. Lapides	Director	March 30, 2009
*_____________________ Ted J. Simon	Director	March 30, 2009
*_____________________ Clunet R. Lewis	Director	March 30, 2009
*_____________________ Ronald L. Piasecki	Director	March 30, 2009
*_____________________ Arthur A. Weiss	Director	March 30, 2009
*_____________________ Robert H. Naftaly	Director	March 30, 2009
*_____________________ Stephanie W. Bergeron	Director	March 30, 2009

*By:	/s/ Gary A. Shiffman
Gary A. Shiffman
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Rights Agreement, dated as of June 2, 2008, between Sun Communities, Inc. and Computershare Trust Company, N.A., as Rights Agent (filed with the SEC on June 3, 2008).
5.1	Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, as to legality of securities (filed with the SEC on March 19, 2009)
8.1	Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, as to certain tax matters (filed with the SEC on March 19, 2009)
23.1	Consent of Grant Thornton, independent registered public accounting firm (filed with the SEC on March 19, 2009)
23.2	Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation (included in Exhibit 5.1)
23.3	Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation (included in Exhibit 8.1)